As filed with the Securities and Exchange Commission on November 19, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INTERWOVEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0523543
(State or Other Jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

803 11th Avenue

Sunnyvale, California 94089

(Address of Principal Executive Offices)

Stock options granted by iManage, Inc. under its

1997 Stock Option Plan, as amended, and assumed by Interwoven, Inc.

Stock options granted by iManage, Inc. under its

2000 Non-Officer Stock Option Plan, as amended, and assumed by Interwoven, Inc.

iManage, Inc. 1999 Employee Stock Purchase Plan, as amended, and assumed by Interwoven, Inc.

Non-plan stock options of iManage, Inc. assumed by Interwoven, Inc.

Interwoven, Inc. 2003 Acquisition Plan

(Full Title of the Plans)

David M. Allen

Senior Vice President and Chief Financial Officer

Interwoven, Inc.

803 11th Avenue

Sunnyvale, California 94089

(408) 774-2000

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Horace L. Nash, Esq.

William L. Hughes, Esq.

Fenwick & West LLP

801 California Street

Mountain View, California 94041

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registered Fee (9)

Common Stock, $0.001 par value	3,042,516	(1)	$6.577	(6)	$20,010,628	$1,619
Common Stock, $0.001 par value	518,066	(2)	$13.107	(7)	$6,790,298	$550
Common Stock, $0.001 par value	56,962	(3)	$4.81	(6)	$273,988	$23
Common Stock, $0.001 par value	150,653	(4)	$15.42	(8)	$2,323,070	$188
Common Stock, $0.001 par value	352,279	(5)	N/A		N/A	N/A

TOTAL	4,120,476				$29,397,984	$2,380

(1)	Represents (a) 2,440,345 shares subject to stock options granted by iManage, Inc. under its 1997 Stock Option Plan and assumed by Registrant on November 18, 2003; and (b) 602,171 shares subject to stock options granted by iManage, Inc. under its 2000 Non-Officer Stock Option Plan and assumed by Registrant on November 18, 2003.
(2)	Shares available for issuance by Registrant under iManage, Inc.’s 1999 Employee Stock Purchase Plan, as of November 18, 2003
(3)	Shares subject to stock options granted by iManage, Inc. to Joseph Campbell under non-plan stock option agreements assumed by the Registrant on November 18, 2003.
(4)	Shares available for grant under the Registrant’s 2003 Acquisition Plan.
(5)	Shares available for grant under the Registrant’s 2003 Acquisition Plan. Pursuant to Interpretation No. 89 of Section G of the Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (July 1997), the Registrant has removed this number of shares from registration under its registration statement on Form S-8 (File No. 333-106819) and hereby credits these shares and the associated filing fee of $868 toward this registration statement on Form S-8.
(6)	Weighted average per share exercise price for such outstanding options calculated pursuant to Rule 457(h)(1) under the Securities Act of 1933.
(7)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933 and based upon the average of the high and low sales prices reported on The NASDAQ National Market on November 18, 2003. This amount is multiplied by 85%, which is the percentage of the price per share applicable to purchases under the iManage, Inc. 1999 Employee Stock Purchase Plan.
(8)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933 and based upon the average of the high and low sales prices reported on The NASDAQ National Market on November 18, 2003.
(9)	Fee calculated pursuant to Section 6(b) of the Securities Act of 1933.

INTERWOVEN, INC.

REGISTRATION STATEMENT ON FORM S-8

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, (the “Securities Act”) and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Commission on March 25, 2003;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed with the Commission on May 13, 2003;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the Commission on August 13, 2003;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the Commission on November 12, 2003;

(e)	The Registrant’s Current Reports on Form 8-K filed with the Commission on June 2, 2003 and August 8, 2003; and

(f)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”) on September 20, 1999, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15 (d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of common stock offered hereby has been passed upon for the Registrant by Fenwick & West LLP, of Mountain View, California. Members of the firm of Fenwick & West LLP own an aggregate of approximately 475 shares of Common Stock of the Registrant.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases), or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s Bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions,

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law,

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, and

•	the rights conferred in the Bylaws are not exclusive.

The Registrant has entered into Indemnity Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains directors’ and officers’ liability insurance.

See also the undertakings set out in response to Item 9.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Registrant’s Fourth Amended and Restated Certificate of Incorporation	4.08
Registrant’s Restated Bylaws, as amended	4.09

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

4.01	iManage, Inc. Amended 1997 Stock Option Plan. (1)

4.02	Forms of Incentive Stock Option Agreement and Nonstatutory Stock Option Agreement under iManage, Inc. 1997 Stock Option Plan.

4.03	iManage, Inc. 2000 Non-Officer Stock Option Plan and related forms of stock option and option exercise agreements.

4.04	iManage, Inc. 1999 Employee Stock Purchase Plan and form of subscription agreement thereunder.(2)

4.05	iManage, Inc. Immediately Exercisable Nonstatutory Stock Option Agreement between iManage, Inc. and Joseph Campbell.

4.06	iManage, Inc. Immediately Exercisable Nonstatutory Stock Option Agreement between iManage, Inc. and Joseph Campbell.

4.07	Interwoven, Inc. 2003 Acquisition Plan and related forms of stock option and option exercise agreement.

4.08	Fourth Amended and Restated Certificate of Incorporation.

4.09	Amended and Restated Bylaws.(3)

4.10	Form of Certificate for Registrant’s common stock.

5.01	Opinion of Fenwick & West LLP regarding the legality of the shares being registered.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of KMPG LLP, Independent Auditors.

23.03	Consent of Pricewaterhouse Coopers LLP, Independent Accountants.

24.01	Power of Attorney (see pages 5 and 6).

(1)	Incorporated by reference from Exhibit 10.2 to iManage, Inc.’s registration statement on Form S-1/A (File No. 333-86353) filed with the Securities and Exchange Commission on October 8, 1999.
(2)	Incorporated by reference from Exhibit 10.3 to iManage, Inc.’s registration statement on Form S-1/A filed with the Securities and Exchange Commission (File No. 333-86353) on October 8, 1999.
(3)	Incorporated by reference from Exhibit 3.03 of the Registrant’s annual report on Form 10-K/A filed with the Securities and Exchange Commission on June 20, 2001.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 19th day of November, 2003.

INTERWOVEN, INC.

By:	/s/ David M. Allen

David M. Allen Senior Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Martin W. Brauns and David M. Allen, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officer:

/s/ Martin W. Brauns Martin W. Brauns	Chairman, President and Chief Executive Officer	November 19, 2003

Principal Financial Officer and Principal Accounting Officer:

/s/ David M. Allen David M. Allen	Senior Vice President, Chief Financial Officer and Secretary	November 19, 2003

Additional Directors:

/s/ Ronald E.F. Codd Ronald E.F. Codd	Director	November 19, 2003

/s/ Bob L. Corey Bob L. Corey	Director	November 19, 2003

/s/ Frank J. Fanzilli, Jr. Frank J. Fanzilli, Jr.	Director	November 19, 2003

Kathryn C. Gould	Director

/s/ Mahmood M. Panjwani Mahmood M. Panjwani	Director	November 19, 2003

/s/ Anthony Zingale Anthony Zingale	Director	November 19, 2003

Exhibit Index

Exhibit Number	Exhibit Description

4.02	Forms of Incentive Stock Option Agreement and Nonstatutory Stock Option Agreement under iManage, Inc. 1997 Stock Option Plan.

4.03	iManage, Inc. 2000 Non-Officer Stock Option Plan and related forms of stock option and option exercise agreements.

4.05	iManage, Inc. Immediately Exercisable Nonstatutory Stock Option Agreement between iManage, Inc. and Joseph Campbell.

4.06	iManage, Inc. Immediately Exercisable Nonstatutory Stock Option Agreement between iManage, Inc. and Joseph Campbell.

4.07	Interwoven, Inc. 2003 Acquisition Plan and related forms of stock option and option exercise agreement.

4.08	Fourth Amended and Restated Certificate of Incorporation.

4.10	Form of Certificate for Registrant’s common stock.

5.01	Opinion of Fenwick & West LLP regarding the legality of the shares being registered.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of KMPG LLP, Independent Auditors.

23.03	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24.01	Power of Attorney (see pages 5 and 6).